EXHIBIT 21.1
LIST OF SUBSIDIARIES

Name of Entity	Jurisdiction of Incorporation or Formation
Vocus Acquisition LLC	Maryland
Vocus GS Holdings, LLC	Maryland
PAT LLC	Maryland
Vocus International Holdings LLC	Maryland
Vocus Deutschland GmbH	Germany
Vocus UK Limited	United Kingdom
Vocus PRW Holdings LLC	Maryland
Vocus NM LLC	Maryland
Vocus Holdings BV	Netherlands
BDL Media Ltd.	Hong Kong
Beijing Yazhou Life Network Technology Co. Ltd.	China
Data Presse SAS	France
Archipel Productions, S.A.R.L.	Morocco
Vocus Social Media LLC	California
Vocus International BV	Netherlands
Vocus International Financing BV	Netherlands